Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Elizabeth Foster or Paul Hawran
(858) 658-7600


              NEUROCRINE BIOSCIENCES TO FILE PRELIMINARY PROSPECTUS
                 SUPPLEMENT FOR 3,250,000 SHARE PUBLIC OFFERING

San Diego, CA, November 27, 2001-Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced that it intends to file a preliminary prospectus supplement to its $200 million universal shelf registration statement with the Securities and Exchange Commission relating to the proposed underwritten public offering of 3,250,000 shares of its common stock. The company also proposes to grant an option to the underwriters to purchase up to 487,500 shares of common stock solely to cover over-allotments. All of the shares are being sold by Neurocrine Biosciences.

The joint bookrunning managers for the offering announced today are Deutsche Banc Alex. Brown and Credit Suisse First Boston Corporation. Co-managers of this offering are CIBC World Markets Corp., Lehman Brothers Inc., and UBS Warburg LLC.

A preliminary prospectus supplement relating to the shares referenced above is expected to be filed with the Securities and Exchange Commission tomorrow. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.

Neurocrine  Biosciences,  Inc.  is  a  product-based  biopharmaceutical  company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, malignant brain tumors and peripheral cancers, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, stroke, and certain female health disorders.

Copies  of the  preliminary  prospectus  supplement  may be  obtained  from  the
Prospectus Departments at Deutsche Banc Alex. Brown, One South Street, Baltimore, MD 21202, (410) 895-2070, Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, NY 10010, (212) 325-2000 or from the offices of any of the managing underwriters identified above.

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